AMENDED AND RESTATED SCHEDULE A

dated January 3, 2025

to the

EXPENSE LIMITATION AGREEMENT

dated April 9, 2024 between

THE ADVISORS’ INNER CIRCLE FUND II

and

VONTOBEL ASSET MANAGEMENT, INC.

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
Vontobel International Equity Fund	A Shares	0.60%	April 30, 2026
	Y Shares	0.60%	April 30, 2026
	Institutional Shares	0.60%	April 30, 2026
Vontobel Global Equity Fund	A Shares	0.58%	April 30, 2026
	Y Shares	0.58%	April 30, 2026
	Institutional Shares	0.58%	April 30, 2026
Vontobel U.S. Equity Fund	A Shares	0.50%	January 31, 2027
	Y Shares	0.50%	January 31, 2027
	Institutional Shares	0.50%	January 31, 2027
Vontobel Global Environmental Change Fund	A Shares	0.65%	January 31, 2027
	Y Shares	0.65%	January 31, 2027
	Institutional Shares	0.65%	January 31, 2027

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND II

By:	/s/ Eric Griffith
Name:	Eric Griffith
Title:	Vice President and Assistant Secretary

VONTOBEL ASSET MANAGEMENT, INC.

By:	/s/ Melissa Demcsik
Name:	Melissa Demcsik
Title:	Chief Executive Officer and
Head of Product Management Americas

By:	/s/ Bartolomeo Toto
Name:	Bartolomeo Toto
Title:	Head of Finance Americas